Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Avenue Financial Holdings, Inc.:

We consent to the incorporation by reference in the registration statements Nos. 333-205525, 333-205524, and 333-205523 on Form S-8 of Avenue Financial Holdings, Inc. (the Company) of our report dated March 30, 2015, with respect to the consolidated balance sheets of the Company as of December 31, 2014, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2014 which appear in the December 31, 2014 annual report on Form 10‑K of the Company.

/s/ KPMG LLP

Nashville, Tennessee
March 29, 2016